EXHIBIT 99.1

SGS REPORTS RECORD QUARTERLY REVENUE OF $84.5 Million, UP 5.1% VERSUS 2007

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the second quarter of 2008 increased by 5.1% versus the same period in 2007. Sales for the second quarter of 2008 increased by $4.1 million, from $80.4 million in the second quarter of 2007 to $84.5 million in the current year. The increase in sales from quarter to quarter was due to acquisitions completed in the first and second quarters of 2008 which accounted for $5.1M of new revenues in Q2 of 2008 versus Q2 of 2007. Revenues from continuing operations were down $1.0 million, or 1.2% in Q2 2008 versus Q2 of 2007. The $84.5 million of revenue recorded in Q2 of 2008 was the highest revenue ever recorded by SGS in any quarter of any year.

For the first six months of 2008 sales increased by $12.2 million or 7.9% versus the same period in 2007. Sales during January-June 2008 were $167.7 million versus $155.5 million in 2007. Acquisitions completed in 2007 and 2008 accounted for $14.8 million of the increase in year-to year sales. Revenues from continuing operations were down $2.6 million or 1.7% versus the first six months of 2007.

Net income for the second quarter increased $1.4 million from a negative $1.1 million in 2007 to a positive $0.3 million in 2008. The increase in net income was primarily driven by cost control as costs grew more slowly than did revenue. Gross margin (exclusive of depreciation) in the second quarter of 2008 was 33.9% compared to 32.7% in the same quarter of 2007.

Net income for the first six months of 2008 was down $0.6 million from one year ago to $0.3 million in 2008 versus $0.9 million in 2007. The decline in 2008 net income was due to $0.7M of net income being attributable to discontinued operations in January-June 2007. Net income from continuing operations for the first six months of 2008 was up $0.1 million from one year ago to $0.3 million in 2008 versus $0.2 million in 2007. This increase was also driven by cost control as gross margin (exclusive of depreciation) for the first six months of 2008 was 34.3% versus 33.8% in the first six months of 2007.

EBITDA in the second quarter of 2008 increased 18.0% from $13.9 million in 2007 to $16.4 million in the current year. Included in the second quarter 2008 EBITDA are integration and consolidation costs, acquisition-related expenses, and management fees totaling $1.5 million. For the first six months of the year, EBITDA increased 9.9% from $29.8M during the first half of 2007 to $32.7M during the first half of 2008. EBITDA in January-June 2008 would have been $35.8M but for the incurrence of $3.1M in integration and consolidation costs, acquisition-related expenses, and management fees. The reconciliation of this non-GAAP measure to a GAAP measure is as follows:
	Quarter End 06/30/08 (in millions)	Quarter End 06/30/07 (in millions)	Six Month End 06/30/08 (in millions)	Six Month End 06/30/07 (in millions)
Revenue	$ 84.5	$ 80.4	$ 167.7	$ 155.5

Net income/(Loss)	0.3	(1.1)	0.3	0.9

Subtract:
Income From Discontinued Operations	--	--	--	0.7

Add:
Depreciation and amortization	7.2	5.8	13.7	10.9
Other expense	(0.7)	0.5	(0.4)	0.2
Interest expense	9.2	9.3	18.7	18.2
Income tax provision	0.4	(0.6)	0.4	0.3

EBITDA	$ 16.4	$ 13.9	$ 32.7	$ 29.8

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the user's overall understanding of the Company's current financial performance and prospects for the future. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "The employees of Southern Graphic Systems delivered record sales during the second quarter, and during the first six months of 2008. We also added two important acquisitions in Canada during the first half of 2008. Our results reflect the work we have been doing to consolidate and improve our operations. We now expect to improve our organic revenue and EBITDA growth as we move forward."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on August 11, 2008. Please dial (1-800-374-0624) in the USA or (1-706-634-7233) internationally to access the call. The conference ID number is 58366077.

This press release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors outside of management's control that could cause actual results to differ materially from those described in the forward looking statements.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.